Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Lakeland Financial Corporation of our reports dated February 9, 2006 with respect to the consolidated financial statements of Lakeland Financial Corporation and Lakeland Financial Corporation management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which reports appear in the Annual Report on Form 10-K of Lakeland Financial Corporation for the year ended December 31, 2005.

/s/Crowe Chizek and Company LLC

Crowe Chizek and Company LLC

South Bend, Indiana

July 18, 2006